Exhibit 99.1

BioScrip Sells Assets of Specialty Pharmacies and Centralized

Specialty and Mail Service Pharmacy to Walgreens

Furthers Strategy to Become More Focused Company and Expand Infusion Footprint

ELMSFORD, N.Y. — (BUSINESS WIRE) — Feb. 2, 2012 — BioScrip, Inc. (NASDAQ: BIOS) (the “Company”) today announced that it has signed a definitive agreement to sell certain assets of its community specialty pharmacies and centralized specialty and mail service pharmacy businesses (the “Transferred Businesses”) to Walgreens Co. (NYSE, NASDAQ: WAG), for a total deal value of approximately $225 million. This includes approximately $170 million in cash at closing and retention by BioScrip of associated accounts receivable and working capital liabilities of approximately $55 million, based on BioScrip’s balance sheet values at December 31, 2011. Up to an additional $60 million in purchase price may be payable based on events related directly or indirectly to Walgreens retention of certain business included in the Transferred Businesses. For the nine-months ending September 30, 2011, the Transferred Businesses realized net revenues of $938.5 million and gross profit of $73.7 million, or 7.9 percent of sales. The Company will use the proceeds from the sale to focus on and expand its infusion pharmacy footprint to better serve its national customers, execute on strategic growth opportunities and pay down debt. BioScrip expects this transaction will be accretive to its earnings in 2012.

“This transaction resulted from the work accomplished through the strategic assessment that we commenced in early 2011. Consistent with our goal to shift corporate resources to areas of maximum return on investment and long-term growth potential, this important step allows us to concentrate our focus on a market segment in which we have meaningful strengths and distinct competitive advantages. Additionally, the divestiture enables us to remove corporate overhead related to our legacy business,” said Rick Smith, President and Chief Executive Officer of BioScrip.

This transaction better positions BioScrip to meet the needs of the rapidly changing healthcare industry. More healthcare services are projected to be provided in the home or at alternate sites of administration, which is in line with BioScrip’s patient service model for its infusion and home health business. Favorable demographic trends including aging of the U.S. population, which is driving the demand for at home care, and the need for cost containment and to reduce hospital re-admission rates, all favor growth in the Infusion/Home Health industry. According to the National Home Infusion Association (NHIA), the alternate-site infusion therapy sector continues to expand and is currently estimated to represent between approximately $9 and $11 billion per year in U.S. health care expenditures serviced by 700 to 1,000 infusion pharmacies. The fragmented nature of the Infusion/Home Health industry also creates opportunity for growth both organically and through acquisition.

The transaction is structured as an asset acquisition, with a planned transfer of servicing for the central specialty pharmacy and mail service pharmacy businesses (including all contract rights related to the drugstore.com business) to existing Walgreens facilities. Following the close of the transaction, BioScrip will maintain its infusion, home health, pharmacy benefit management and cash card businesses, and will continue to service its infusion patient base and managed care customers through existing BioScrip pharmacies.

Mr. Smith concluded, “We are excited to enter this next phase for BioScrip to become a leading provider of infusion pharmacy and home health services. We will leverage our geographic reach, and build upon our reputation for clinical excellence and strong relationships with national and local managed care customers. We are committed to being a cost-effective partner to healthcare professionals who deliver value and quality to the patients they serve.”

The transaction, which was unanimously approved by both companies’ boards of directors, is expected to close by late April 2012, subject to customary conditions.

MTS Health Partners, L.P., acted as financial advisor to BioScrip, and the law firm of King & Spalding, LLP served as legal counsel to BioScrip.

Conference Call

BioScrip will host a conference call to discuss its announcement today, February 2, 2012 at 8:30 a.m. Eastern Time. Interested parties may participate in the conference call by dialing 800-694-4033 (US), or 303-223-2684 (International), 5-10 minutes prior to the start of the call. A replay of the conference call will be available for 48 hours after the call’s completion by dialing 800-633-8284 (US) or 402-977-9140 (International) and entering conference call ID number 21576952. An audio web cast and archive of the conference call will also be available under the “Investor Relations” section of the BioScrip website at www.bioscrip.com.

About BioScrip, Inc.

BioScrip, Inc. (www. bioscrip.com) (Nasdaq: BIOS) is a national provider of pharmacy and home health services that partners with patients, physicians, hospitals, payors and pharmaceutical manufacturers to provide clinical management solutions and delivery of cost-effective access to prescription medications and home health services. Our services are designed to improve clinical outcomes to patients with chronic and acute healthcare conditions while controlling overall healthcare costs.

Forward Looking Statements – Safe Harbor

This press release may contain statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the intent, belief or current expectations of the Company, its directors, or its officers with respect to the future operating performance of the Company. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward-looking statements as a result of various factors. Important factors that could cause such differences include whether or not the transactions contemplated by the asset purchase agreement will be consummated, the failure to realize annualized cost savings associated with any restructuring or cost reduction efforts, the impact of members of management in executing these efforts, the Company’s ability to leverage core competencies or maximize margins and operating cash flow and the Company’s ability to grow its Infusion/Home Health segments organically or through acquisitions, and the risks described in the Company’s periodic filings with the Securities and Exchange Commission, including BioScrip’s annual report on Form 10-K for the year ended December 31, 2010 and quarterly report on Form 10-Q for the quarter ended June 30, 2011.

Contacts

Investors:

Lisa Wilson

In-Site Communications, Inc.

917-543-9932

Media:

Meaghan Repko / Sharon Stern

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449